SECOND AMENDMENT AGREEMENT

SECOND AMENDMENT AGREEMENT ("AMENDMENT") dated as of August 28,2014 to the Committed Facility Agreement dated April 7, 2014 between BNP Paribas Prime Brokerage International, LTD. ("PBL") and First Trust New Opportunities MLP & Energy Fund ("CUSTOMER"), (as amended from time to time, the "AGREEMENT").

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

I.    AMENDMENT TO SECTION 1 OF THE AGREEMENT ("DEFINITIONS")

      (a)   The following definitions are hereby added to Section I of the
            Agreement:

            (i) ""SECOND FIXED RATE FINANCING AMOUNT" means an amount of cash financing provided by PBL to Customer equal to $39,750,000 with a Fixed Rate Period duration often (10) years and an interest rate equal to the Second H)-Year Fixed Rate as set forth in Appendix B attached hereto."

            (ii) ""INITIAL FIXED RATE FINANCING AMOUNT" means an amount of cash financing provided by PBL to Customer equal to $39,000,000 with a Fixed Rate Period duration often (10) years and an interest rate equal to the Initial 10-Year Fixed Rate as set forth in Appendix B attached hereto."

      (b) The relevant definitions in Section 1 of the Agreement are hereby replaced as follows:

            (i) ""FIXED RATE FINANCING AMOUNT" means the Initial Fixed Rate Financing Amount and the Second Fixed Rate Financing Amount, individually or collectively, as applicable. Each of the Initial Fixed Rate Financing Amount and the Second Fixed Rate Financing Amount shall be deemed to be a separate Borrowing for the purposes of determining interest payments pursuant to
                  Section 5 below."

            (ii) ""FIXED RATE PERIOD" means the period commencing on the relevant Fixing Date and expiring on the tenth anniversary of such Fixing Date, as adjusted, if necessary, in accordance with the Modified Following Business Day Convention, unless the parties agree in writing to amend or extend the term of the relevant Fixed Rate Period (the "FIXED RATE PERIOD END DATE")."

            (iii) ""FIXING DATE" means (i) with respect to the Initial Fixed
                  Rate Financing Amount, May 12, 2014 (the "INITIAL FIXING DATE") and (ii) with respect to the Second Fixed Rate Financing Amount, August 28, 2014 (the "SECOND FIXING DATE")."

            (iv)  ""INITIAL FLOATING RATE FINANCING AMOUNT" means $101,250,000."

2.    AMENDMENT TO SECTION 2 OF THE AGREEMENT ("BORROWINGS")

      (a} Section 2(a) of the Agreement is hereby deleted in its entirety and replaced with:

            ""(a) On the Second Fixing Date, PBL shall (i) lend funds to Customer equal to the Second Fixed Rate Financing Amount and (ii) make funds available up to the Initial Floating Rate Financing


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            Amount, taking into account the Outstanding Debit Floating Rate
            Financing as of the Second Fixing Date. Such cash financing shall be made available in immediately available funds."

      (b) Section 2(d) of the Agreement ("Conversion of Fixed Rate Financing Amounts to Floating Rate Financing Amounts") is hereby amended by replacing sub-clause i with;

            (i) "On the relevant Fixed Rate Period End Date, the Initial Fixed Rate Financing Amount or Second Fixed Rate Financing Amount, as applicable, shall be reduced to zero and the Floating Rate Financing Amount shall be correspondingly increased by the same amount Such increase to the Floating Rate Financing Amount on such Fixed Rate Period End Date shall be deemed to be a separate Borrowing for the purposes of determining interest payments pursuant to Section 5 below."

      (c) Section 2 of the Agreement is hereby amended by adding the following clause at the end thereof:

            (e) The parties agree that on the Initial Fixing Date, PBL lent funds to Customer equal to the Initial Fixed Rate Financing Amount and that, subject to the terms of this Agreement, such loan shall remain in place for the applicable Fixed Rate Period.

3.    AMENDMENT TO SECTION 4 OF THE AGREEMENT ("PREPAYMENTS")

      Section 4 of the Agreement is hereby amended by adding the word "relevant" before the words "Interest Rate Hedging Transaction".

4.    AMENDMENT TO SECTION 6 OF THE AGREEMENT ("SCOPE OF COMMITTED FACILITY")

      Section 6(c) of the Agreement is hereby amended by adding the word "relevant" before the words "Liquidity Premium".

5.    AMENDMENT TO APPENDIX B TO THE AGREEMENT

      (a) The section titled "Financing Rates" in Appendix B to the Agreement is hereby amended by adding the following:

            (i)   The word "Initial" before the words "10-Year Fixed Rate"; and

            (ii)  the words "Second 10-Year Fixed Rate

                  Fixed Base Rate + Liquidity Premium, where

                  Fixed Base Rate + 236.38 bps

                  Liquidity Premium = 70 bps"

      (b) The section titled "Arrangement Fee" in Appendix B to the Agreement is hereby deleted in its entirety and replaced with:

            "Customer shall pay an arrangement fee equal to the product of the Second Fixed Rate Financing Amount and 10 bps upon execution, to be paid on the Second Fixing Date."

      (c) The first paragraph of the section titled "Breakage Fee" in Appendix B to the Agreement is hereby amended by adding the word "relevant" before the words "Interest Rate Hedging Transaction".


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      (d)   The defined tenn "Interest Rate Hedging Transaction" ls hereby amended by adding the word "relevant" before the term "Fixed Base Rate" therein.

6.    REPRESENTATIONS

      Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

7.    MISCELLANEOUS

      (a) DEFINITIONS. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

      (b) ENTIRE AGREEMENT. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

      (c) COUNTERPARTS. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.


      (d) HEADINGS. The headings used In this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

      (e) GOVERNING LAW. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).



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IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP  PARlBAS PRIME  BROKERAGE                FIRST TRUST NEW OPPORTUNITIES MIP &
INTERNATIONAL, LTD., ON BEHALF OF            ENERGY FUND
ITSELF AND AS AGENT FOR THE BNPP
ENTITIES

 /s/ Darren Riley                              /s/ James M. Dykas
----------------------------------           ----------------------------------
Name: Darren Riley                           Name: James M. Dykas
Title: Director                              Treasurer and CFO
                28.8.2014



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